JOSEPH Y. CHANG
EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 17 day of April, 2006, by and between NU SKIN ENTERPRISES, INC., a Delaware corporation (“Company”), and JOSEPH Y. CHANG (“Executive”).

                WHEREAS, the Executive has been employed by the Company or one of its affiliates as President of the Pharmanex division;

                WHEREAS, the Company and Executive desire to establish the terms and conditions of Executive’s employment with the Company and designated affiliates;

                NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

        1.         EFFECTIVENESS OF AGREEMENT

                1.1.         General. This Agreement shall replace in its entirety all prior agreements or understandings regarding the employment of Executive by the Company and any of its affiliates.

        2.         EMPLOYMENT AND DUTIES

                2.1.        General. The Company shall continue to employ the Executive, and the Executive agrees to serve as Chief Scientific Officer, and Executive Vice President, Product Development, upon the terms and conditions herein contained. Executive shall report directly to the Chief Executive Officer of the Company. The Executive shall perform such other duties and services for the Company and its affiliates as may be reasonably designated from time to time by the Company and as are consistent with Executive’s title. The Executive agrees to serve the Company faithfully and to the best of his ability.

                2.2.        Exclusive Services. Except as may otherwise be approved in advance by the Board of Directors of the Company (“Board”), and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full working time throughout his term of employment to the services required of him hereunder. The Executive shall render his services exclusively to the Company during his term of employment, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Executive may participate in charitable and philanthropic activities so long as they do not interfere with his duties hereunder. For the purpose of this agreement, the Executive can continue to serve on the Board of Directors of Optimer Pharmaneceuticals, Inc. or any non-competitive entities approved by the Chief Executive Officer.

                2.3.        Term of Employment Agreement. This Agreement shall terminate on the earlier of (a) December 31, 2009, or (b) the termination of the Executive’s employment pursuant to this Agreement (the “Employment Term”). Notwithstanding the termination of this Agreement, the provisions of Section 9 shall survive the termination of this Agreement and shall remain in full force and effect in accordance with the terms thereof.

                2.4.        Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with the Company’s policies and procedures.

        3.         CASH COMPENSATION

                3.1.        Base Salary. Effective retroactively to November 1, 2005, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $500,000 per annum, payable in accordance with the Company’s payroll practices.

                3.2.        Annual Review. The Executive’s Base Salary shall be reviewed for potential increase by the Company, based upon the Executive’s performance, not less often than annually. Any positive adjustments in Base Salary effected as a result of such review shall be made by the Company in its sole discretion.

                3.3.        Cash Bonus Plan. During his employment under this Agreement, Executive shall be entitled to participate in the Company’s standard cash incentive plan (“Cash Incentive Plan”) at the same level as other similarly-situated executives (currently at a bonus target of 60% of base salary for division presidents). The cash bonus payable under this section 3.3, if any, shall be paid to Executive within 2½ months following the end of the applicable fiscal year.

                3.4         Retention Bonus. In order to provide an incentive for Executive to remain in the employment of the Company during the term of this Agreement, the Company will pay Executive a cash retention bonus within 30 days following the end of each annual service period in accordance with the following schedule, provided that Executive has remained a full-time employee of the Company during such period and has faithfully and diligently fulfilled his responsibilities and complied in all material respects with his obligations to the Company:

Annual Service Period	Bonus Amount
Year Ending December 31, 2006	$ 200,000

Year Ending December 31, 2007	$ 200,000

Year Ending December 31, 2008	$ 300,000

Year Ending December 31, 2009	$ 400,000

In the event that during the Restricted Period Executive (i) engages in any Competitive Business; (ii) undertakes to plan or organize any Competing Entity; (iii) becomes associated or connected in any way with, participates in, is employed by, renders services to, or consults with, any Competing Entity; or (iv) owns any direct or indirect interest in any other Competing Entity (the activities described in clauses (i) through (iv) are hereinafter referred to as a “Competitive Activity”), Executive shall forfeit and shall be obligated to repay to the Company in full any bonus paid to Executive under this Section 3.4 during the twelve months preceding the earlier of the date Executive’s employment was terminated, and (2) the date Executive first engaged in a Competitive Activity. In addition, Executive also shall forfeit and be obligated to repay to the Company in full any bonuses paid or payable to Executive under this Section 3.4 after either of the foregoing dates.

       4.        LONG-TERM INCENTIVE COMPENSATION.

        The Company will provide the Executive with the following long-term incentive compensation arrangement in accordance with the terms of its then existing stock incentive plan (the “Stock Option Plan”):

       (a)        As soon as practicable following the execution of this Agreement, the Company will grant the Executive a contingent stock award for a number of shares determined by dividing $1,000,000 by the closing sales price of the Company’s Class A Common Stock on the date of grant. The shares will vest and be issued in equal annual installments over four years beginning on November 1, 2006 and on November 1st in each year thereafter until all of the shares have vested. In the event that Executive engages in a Competitive Activity during the Restricted Period, Executive shall forfeit and shall be obligated to repay to the Company in full the value (determined as of the date of vesting) of any shares that vested during the twelve months preceding the earlier of (1) the date Executive’s employment was terminated, and (2) the date Executive first engaged in a Competitive Activity, or any time thereafter. The form of contingent stock award shall contain other forfeiture provisions similar to those set forth in the Company’s standard equity award grants.

        (b)         In addition, Executive will be entitled to participate in the annual, standard employee and executive stock incentive plan at a rate of no less than 35,000 options per year, on the same terms and conditions as other similarly situated executives of the Company.

        (e)         Notwithstanding the foregoing, upon the occurrence of a “Change of Control of the Company” (as defined in the Stock Option Plan) or in the event the Company engages in a transaction that effectively eliminate the public trading of the Company’s debt and equity securities, all unvested options issued by Parent to Executive will become immediately vested and exercisable on the effective time of such Change of Control or other transaction; provided the Executive is employed by the Company or any of its affiliates on such date.

        (f )         Unless the Company determines otherwise, the Executive shall forfeit all outstanding stock options or restricted shares, whether or not vested, if the Executive’s employment with the Company or any of its affiliates is terminated for Cause or, if following termination of the Executive’s employment with the Company or any of its affiliates for any other reason, the Company determines that, during the period of the Executive’s employment, circumstances existed which would have entitled the Company or any such affiliate to terminate the Executive’s employment for Cause and the Company notifies Executive of such determination in writing no later than ninety (90) days after termination of Executive’s employment with the Company.

        5.         EMPLOYEE BENEFITS

                The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance, or vacation and paid holidays) that shall be established or adopted by the Company and made available to all similarly-situated executives. The Company’s current policy is that vice president level and above employees do not accrue vacation but may take vacation time as available. The Company agrees that this policy (as applied to Executive) will provide Mr. Chang with the opportunity for four weeks of vacation annually. In the event the Company’s policy is modified to establish a fixed number of vacation days for vice president levels and above, the Company agrees that Executive will be entitled to take four weeks of vacation.

        6.         TERMINATION OF EMPLOYMENT

        6.1.         Termination Without Cause.

        6.1.1.        General. Subject to the provisions of Sections 6.1.3 and 6.1.4 and subject to your executing and not revoking a release of claims in favor of the Company, if, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company without Cause, the Company shall

                (a)        continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination) for twelve (12) months following the date of termination without Cause (such period being referred to hereinafter as the “Severance Period”), at such intervals as the same would have been paid had the Executive remained in the active service of the Company;

                (b)        Executive shall also be entitled to receive any Retention Bonus that vests and becomes payable during the Severance Period;

                (c)        Provided that the Company performance for the period covered by your severance period is such that management bonuses are payable, you also will receive a management bonus payable when management bonuses for the year are paid to other executives of the Company based upon what you would have received had you remained employed during the severance period; and

                (d)        Any stock incentive awards that would have vested during the Severance Period, shall immediately vest and become exercisable.

The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as provided in this Agreement. In addition, the Executive will have until the end of the Severance Period to exercise his options that have vested as of the date of his termination without Cause. To the extent that the Executive is not otherwise entitled to exercise the options at the date of such termination, or if he fails to exercise the options within the time specified in the preceding sentence, such options will terminate.

                6.1.2.        Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive breaches any of his obligations under Section 9, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 6.1.1.

                6.1.4.        Death During Severance Period. In the event of the Executive’s death during the Severance Period, payments of Base Salary under Section 6.1.1 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

                6.1.5.     Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive as the last day of the Executive’s employment.

                6.1.6.     Constructive Termination. The term “Constructive Termination” means:

                        (a)        the Company has required the Executive to move his principal place of employment more than fifty (50) miles from where the Company is currently located;

                        (b)        Executive’s annual base compensation is reduced by more than ten percent (other than a reduction that applies to similarly situated executive officers of the Company);

                        (c)        Executive is no longer reporting to the Chief Executive Officer or a reduction in title results in Executive no longer reporting to the Company’s Chief Executive Officer; or

                        (d)        a material adverse change in your duties.

        None of the foregoing will constitute a Constructive Termination to the extent mutually agreed upon in advance of the occurrence thereof by the Executive and the Company. A Constructive Termination will be treated as a termination of the Executive by the Company without Cause.

        6.2.        Termination for Cause; Resignation.

        6.2.1.        General. If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder (and such resignation is not a Constructive Termination as defined above), the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as provided in this Agreement.

        6.2.2.        Date of Termination. The date of termination for Cause shall be the date specified in a written notice of termination to the Executive as the last day of the Executive’s employment. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company as the last day of the Executive’s employment, or if no date is specified therein, twelve (12) months after receipt by the Company of written notice of resignation from the Executive.

        6.3.        Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of:

        (a)        any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement, which breach is materially injurious to the Company;

        (b)        the willful and continued failure or refusal of the Executive to substantially perform the duties required of him in his position with the Company, which failure is not cured within twenty (20) days following written notice of such failure;

        (c)        any willful violation by the Executive of any material law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates, or the Executive’s conviction of, or a plea of nolo contendre to, a felony, or any willful perpetration by the Executive of a common law fraud; or

        (d)        any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.

        7.         DEATH OR DISABILITY

                In the event of termination of employment by reason of death or Disability (as hereinafter defined), the Executive (or his estate, as applicable) shall be entitled to Base Salary through the date of termination. Other benefits shall be determined in accordance with the terms of the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive, as determined by a physician of recognized standing selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of his duties as an employee of the Company for any continuous period of 180 days, or for 180 days during any one 12-month period.

        8.         CONSULTING SERVICES FOLLOWING RETIREMENT

                In the event Executive remains continuously in the full time employ of the Company until age 60 or beyond, upon termination of Executive’s employment the Company will enter into a four-year Consulting Agreement with Executive pursuant to which Executive will receive $250,000 per year. During the period of consultancy Executive will agree not to compete with the Company and will agree to provide designated consulting services and appear and speak at designated corporate events for up to 10 days per year. Executive also will agree to allow the Company to use his name and image (including filmed segments) in marketing materials and other corporate publications.

        9.         CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION

                9.1.        Key-Employee Covenants. The Executive agrees to perform his obligations and duties and to be bound by the terms of the Key-Employee Covenants attached hereto as Appendix A which are incorporated into this Section 9 by reference, and which may be modified from time to time. Sections 7, 9 and 10 of the Key Employee Covenants, are hereby replaced and superseded in their entirety by the following restrictive covenants set forth in this Section 9.

                9.2          Definitions. For purposes of this Agreement, the following defined terms shall have the meaning indicated: “Restricted Period” shall be the period commencing on the date of this Agreement and continuing until the expiration of one year following the later of (a) the termination of Executive’s employment, and (b) the termination of Executive’s consulting arrangement, if any, as contemplated by Section 8 above; provided, however, that the Company shall have the right to extend the Restricted Period by an additional one-year period if it provides written notice of its election to extend such restricted period within 90 days after termination of employment and agrees to pay Executive 75% of his Base Salary during such additional period.

                “Competitive Business” shall mean (a) Direct Selling, (b) the promotion and/or sale of nutritional supplements, or (c) any other business engaged in by the Company or its affiliates, or proposed to be engaged in by the Company or its affiliates at the time of Executive’s termination of employment or consulting relationship, as the case may be.

                “Competing Entity” shall mean any entity or person that is engaged, directly or indirectly, in a Competitive Business.

                “Direct Selling” means (i) the multi-level marketing channel through which products and services are marketed directly to consumers through a sales force of independent contractors (including, without limitation, through person to person contact, via the telephone or through the Internet) who receive rewards or commissions based upon a compensation plan which contemplates a genealogical sales force of multiple levels, with such commissions paid for by (A) sales of products and services by such contractor, and/or (B) sales of products and services by other independent contractors in such contractor’s genealogical downline, and (ii) a home-based business opportunity focused on selling products directly to the consumers.

                “Territory” shall mean those countries where the Company, or any of its affiliates, engages in business or sells products or plans to conduct business at the time of the termination of Executive’s employment or consulting arrangement, as the case may be.

                 9.3         Restricting Solicitation. Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly: (a) solicit, divert, or take away the distributors of the Company or its affiliates; (b) solicit in any manner employees or vendors of the Company or its affiliates; or (c) assist any other person or entity in any manner to do any of the foregoing.

                9.4         Against Competition. In consideration for the compensation payable hereunder, in particular the retention bonus and contingent stock, Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, in the Territory: (i) engage in any Competitive Business; (ii) undertake to plan or organize any Competing Entity; (iii) become associated or connected in any way with, participate in, be employed by, render services to, or consult with, any Competing Entity (nor shall Executive discuss the possibility of employment or other relationship with any Competing Entity); or (iv) own any direct or indirect interest in any other Competing Entity; provided, however, this limitation shall not be interpreted as prohibiting the Executive from investing in a Competing Entity that is a public company so long as such investment does not exceed 1% of the outstanding securities of such public company and the Employee discloses in writing to the Company (1) the name of the public company and the number of shares which he owns, and (2) any material change in his ownership.

                9.5         Non-Endorsement. Executive shall not in any way, directly or indirectly, at any time during the Restricted Period endorse any Competitive Business or competing product, promote or speak on behalf of any Competitive Business or competing product, or allow Employee’s name or likeness to be used in any way to promote any Competitive Business or competing product.

                 9.6         Cooperation. Executive agrees that, upon the Company's reasonable request, Executive in good faith and using diligent efforts shall cooperate and assist the Company in any dispute, controversy or litigation in which the Company may be involved including, without limitation, Executive’s participation in any court or arbitration proceedings, the giving of testimony, the signing of affidavits or such other personal cooperation as counsel for the Company may reasonably request. Such cooperation shall not be unreasonably burdensome without reasonable compensation.

                9.7         Reformation. The Company intends to restrict the activities of Executive under this Section 9 only to the extent necessary for the protection of the legitimate business interests of the Company. It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law. In the event that the provisions of this Section 9 should ever be deemed or adjudged by a court of competent jurisdiction to exceed the time or geographical limitations permitted by applicable law, then such provisions shall nevertheless be valid and enforceable to the extent necessary for such protection as determined by such court, and such provisions will be reformed to the maximum time or geographic limitations as determined by such court.

                 9.8         Acknowledgement. Executive acknowledges that his or her position as President of the Pharmanex division and work activities with the Company are “key” and vital to the on-going success of Company’s operation in each product category and in each geographic location in which Company operates. In addition, Executive acknowledges that his or her employment or involvement with any other Competitive Entity in particular would create the impression that Executive has left the Company for a “better opportunity,” which could damage Company by this perception in the minds of Company’s independent distributors. Therefore, Executive acknowledges that his non-solicitation, non-endorsement, and non-competition covenants hereunder are fair and reasonable and should be construed to apply to the fullest extent possible by applicable laws. Executive has carefully read this Agreement, has consulted with independent legal counsel to the extent Executive deems appropriate, and has given careful consideration to the restraints imposed by the Agreement. Executive acknowledges that the terms of this Agreement are enforceable regardless of the manner in which Executive’s employment is terminated, whether voluntary or involuntary.

        10.         ARBITRATION

                Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration pursuant to the rules of the American Arbitration Association in Salt Lake City, Utah before three arbitrators of exemplary qualifications and stature. Each party hereto shall choose an independent arbitrator meeting such qualifications within ten (10) business days after demand for arbitration is made and such independent arbitrators shall mutually agree as to the third arbitrator meeting such qualifications within twenty (20) business days after demand for arbitration is made. If such arbitrators cannot come to an agreement as to the third arbitrator by such date, the American Arbitration Association shall appoint the third arbitrator in accordance with its rules and the qualification requirements set forth in this section. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The party that prevails in any arbitration hereunder shall be reimbursed by the other party hereto for any reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration, and such other party shall bear all expenses of the arbitrators. Upon the request of a party, the arbitration award shall specify the factual and legal basis for the award.

        11.         MISCELLANEOUS

                11.1.        Communications. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the party at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                (a)        if to the Company:

c/o Nu Skin Enterprises, Inc. 75 West Center Street Provo, Utah 84601 Tel: (801) 345-5000 Fax:(801) 345-3899 Attention: Truman Hunt, Esq.

                (b)        if to the Executive:

                11.2.        Waiver of Breach; Severability. (a) The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver or any subsequent breach by either party.

                (b)        The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

                11.3         Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

                11.4.         Assignment; Successors. No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company; provided, however, that the Company may not assign this Agreement without Executive’s consent.

                11.5.        Entire Agreement. This Agreement and the Appendices attached hereto, which are incorporated herein by this reference, contain the entire agreement of the parties with respect to the subject matter hereof, and on and after the Effective Time, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.

                11.6.        Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

                11.7.        Governing Law. This Agreement shall be governed by, and construed with, the law of the State of Utah.

                11.8.        Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

                11.9.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, on the day and year first above written.

NU SKIN ENTERPRISES, INC. By: /s/ Truman Hunt Name: Truman Hunt Title: Chief Operating Officer /s/ Joseph Y. Chang Joseph Y. Chang